                            ASSET PURCHASE AGREEMENT


         Entered into in Haifa, Israel, this 26th day of September 1996


                                    Between


                          1. Elbit Ltd., a company incorporated in Israel (hereinafter "Elbit")

                                                              of the first part,

                          2.      (a) Fibronics Ltd., a company incorporated in
                                       the State of Israel;

                                  (b) Fibronics International Inc., a company
                                       incorporated in the State of Delaware;

                                  (c) Fibronics Europe GmbH, a company
                                       incorporated in Germany;

                                  (d) Fibronics Telecommunications (1991) Ltd.,
                                       a company incorporated in Israel;

                                  (e) Fibronics Italia S.r.l., a company
                                       incorporated in Italy;

                                  (f) Fibronics Benelux B.V., a company
                                       incorporated in the Netherlands;

                                  (g) Fibronics (U.K.) Ltd., a company
                                       incorporated in England.

                                  (each referred to hereinafter as a
                                  "Subsidiary" and collectively as the
                                  "Seller")

                                                             of the second part,

                                      and

                          3.      MRV Communications, Inc., a company
                                  incorporated in the State of Delaware, U.S.A. (hereinafter the "Buyer" or "MRV") on its own behalf or on behalf of its wholly-owned subsidiaries of the third part.

WHEREAS, Elbit directly and/or beneficially owns the entire issued and outstanding share capital of each of the Subsidiaries; and

WHEREAS, Elbit is engaged in a variety of businesses including the business of designing, manufacturing and marketing a variety of data communication equipment, a portion of which is operated by Seller under the name "Fibronics"; and

WHEREAS, subject to the terms and conditions hereof, Seller and Elbit desire to sell certain rights, properties and assets which currently constitute Seller's business; and

WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase such rights, properties and assets in order to continue to operate the business as currently conducted by Seller without interruption as of the Closing Date; and

WHEREAS, Buyer and Seller agree that Buyer is purchasing the assets free and clear of liabilities and obligations unless such liabilities and obligations have been specifically assumed by Buyer.


NOW, THEREFORE, in order to consummate said purchase and sale in consideration of the mutual agreements set forth herein, the parties hereby agree as follows.


SECTION 1.       PURCHASE AND SALE OF ASSETS

1.1 Sale of Assets. Subject to the provisions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, accept, assume and receive all of each Subsidiary's assets of any kind including rights of any kind, properties of every kind and description, tangible and intangible, real, personal, intellectual or mixed, and wherever located, contractual or otherwise, including those listed in Schedule 1.1 hereto, other than the Excluded Assets (as defined in Section 1.2 below). The rights, properties and assets to be sold by Seller and purchased by Buyer under this Agreement are hereinafter referred to as the "Purchased Assets".

1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following rights, properties and assets (the "Excluded Assets") are specifically excluded from the Purchased Assets and shall not be transferred to Buyer:


         (a) All cash or cash equivalents as such terms are defined with respect to the Seller's financial statements;

         (b)     All trade receivables from customers, as defined in Schedule
1.2 (b) hereto;

         (c) All prepaid VAT receivables in Israel, Italy, the Netherlands and Spain;

         (d) All rights and obligations of Seller under that certain lease among Altira Properties (1979) Ltd., Altira Investments Ltd. and Elbit dated January 25, 1995 for real property located at the Matam Advanced Technology Center in Haifa, Israel (the "Matam Property");

         (e) Each Subsidiary's corporate seals, Articles of Incorporation and By-Laws (or comparable charter documents), stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with such Subsidiary's organization, stock capitalization or permanent accounting or tax records (collectively, "Corporate Records"). Notwithstanding the foregoing, Seller and Elbit shall provide Buyer with copies of Corporate Records to the extent reasonably necessary for Buyer to comply with U.S. securities laws or other reasonable requirements of Buyer.


1.3 Assumed Obligations. At Closing, Buyer shall assume and agree to satisfy or otherwise discharge all of the written obligations ("Assumed Obligations") of Seller listed in this Subsection 1.3(a)(b)(c) and (d), other than obligations for goods and services received by Seller prior to Closing, as follows:

         (a)     Unfilled customer orders;

         (b) Obligations under all leases of real and personal property, other than the lease for the Matam Property;

         (c) Obligations under all other written contracts and agreements of Seller other than: (i) guarantees securing loans, (ii) loans or promissory notes, (iii) employment agreements or (iv) obligations to any tax authorities related to Seller's activities prior to the Closing Date, if any. Buyer's liability for liabilities under this Subsection 1.3(c) that were not disclosed by Seller in the Schedules to this Agreement shall be limited to an aggregate amount of $150,000.

         (d) Obligations for all warranty and support claims or credits extended to customers for defective products sold by Seller prior to Closing, in accordance with Seller's written warranty policy contained in Exhibit A. Buyer also agrees to support the products sold by Seller prior to Closing, in
accordance with Buyer's best commercial practice.   It is not intended that
Buyer is assuming the obligation for any credit balance due to customers prior to Closing. In consideration for Buyer's assumption of obligations under this Subsection 1.3(d) Seller shall pay Buyer a monthly fee of $200,000 on the 30th day of each month for the six (6) consecutive months beginning October 30, 1996 and ending March 30, 1997 and $136,000 on the 30th day of each month for the six (6) consecutive months beginning April 30, 1997 and ending September 30, 1997. Seller shall indemnify Buyer for expenses incurred as a direct result of this Subsection 1.3(d) to the extent that such expenses exceed $ 2.0 million for the twelve (12) month period ending October 30, 1997.


As security for the payments due Buyer under Subsection 1.3(d), Elbit will furnish MRV's Israel Division as per Buyer's instructions with a bank guarantee issued by Bank Leumi Le-Israel BM or Bank Hapoalim Limited, in Israel, in the aggregate sum of US$2.016 million.

Buyer's failure to provide such instructions in a timely manner, thereby causing a delay in the provision of the said guarantee will not constitute a breach of this Agreement by Elbit. The beneficiary of the said guarantee will be entitled to claim thereunder up to the amount of any overdue payment made by Seller under Subsection 1.3(d). The bank guarantee will be reduced upon payment of each sum referenced in Subsection 1.3(d), by the amount thereof. The bank guarantee expenses will be borne equally by Elbit and MRV. Such bank guarantee will be delivered prior to October 30, 1996.

1.4 Assumed Liabilities to Agencies . All liabilities of all kinds to Agencies due for the period after the Closing will be paid by Buyer. All liabilities of all kinds to Agencies due for the period before Closing will be paid by Seller. "The term "Agencies" is defined as the Office of the Chief Scientist, the Investment Center and the Fund for the Advancement of Marketing of the Ministry of Industry and Trade and the Canada-Israel Industrial Research and Development Foundation.



SECTION 2.       PURCHASE PRICE AND PAYMENT

         (a) In consideration of the sale and transfer by Seller to Buyer of the Purchased Assets, and Seller's covenant in Subsection 9.8 to do all acts required to release the liens referenced in Schedule 8.16, and in addition to the assumption by Buyer of the Assumed Liabilities and Obligations as they
become due, Buyer shall pay to Elbit  (at Seller's instruction)   the sum of US
$22,770,000 (Twenty-Two Million Seven Hundred Seventy Thousand United States Dollars) (the "Purchase Price") (plus value added tax). The Purchase Price shall be payable as follows:

                 (i) US$2,000,000 (Two Million United States Dollars) to be paid in cash or bank wire transfer at Closing to account number 756201 at Bank Leumi Le-Israel BM, Haifa Main Branch Number 876 for the account of Elbit Ltd., and US$10,240,000 (Ten Million Two Hundred and Forty Thousand United States Dollars) will be deposited with a trustee as provided in Subsection 12.1.

                 (ii) US$4,230,000 (Four Million Two Hundred and Thirty Thousand United States Dollars) plus interest thereon from January 1, 1997 to the date of realization of such amount by Elbit at the rate of .67% per month, or pro rata for any part thereof to be paid by the issuance to Elbit at the Closing of shares of the Common Stock of MRV (the "MRV Shares"), with the number of such MRV Shares (the "LC Shares") to be computed on the basis of the average closing bid price of MRV shares for the thirty (30) business days prior to the Closing Date. The LC Shares shall be accompanied by the delivery to Elbit of an irrevocable letter of credit in the amount of US$4,300,853 (Four Million Three Hundred Thousand Eight Hundred and Fifty Three United States Dollars) (the "Letter of Credit"), issued by Bank of America (whom Buyer will instruct to issue the Letter of Credit in conformity with the provisions of this Section 2), or a bank guarantee issued by a major Israeli bank, in a form acceptable to Elbit , and expiring on March 15, 1997, which provides as follows:

         In the event that Elbit certifies any time after December 31, 1996 that Elbit had not realized from the sale, if any, of the LC Shares a minimum of $4.23 million plus interest thereon from January 1, 1997 to the date of drawdown at the rate of .67% per month, or pro rata for any part thereof, Elbit shall have the right to draw upon the Letter of Credit in the amount which equals the difference between
         (a) $4.23 million plus interest thereon from January 1, 1997 to the date of drawdown at the rate of .67% per month, or pro rata for any part thereof, and (b) the amount realized, if any, by Elbit from the sale of the LC Shares. Upon drawdown, Elbit shall return to Buyer any LC Shares remaining in its possession.

                 (iii) US$6,300,000 (Six Million Three Hundred Thousand United States Dollars) plus interest thereon from January 1, 1997 at the rate of .67% per month, or pro rata for any part thereof, to be paid by the issuance to Mr. David Stone, of Weil Gotshal & Manges, as trustee on behalf of Elbit, of additional MRV Shares, with the number of such additional shares (the "Additional Shares") to be computed on the basis of the average closing bid price of MRV shares for the thirty (30) business days before the Closing Date. The trustee will act only in accordance with instructions received from Elbit, which shall include instructions to act in accordance with the provisions of Subsection 2(f) below.

         (b) Elbit hereby acknowledges, represents, warrants, and covenants as follows:

                 (i) The MRV Shares to be purchased by and issued to Elbit hereunder have not been registered under the United States Securities Act of 1933, as amended (the "Act"), and are not freely tradeable. The MRV Shares must be held indefinitely unless either a registration statement with respect to the MRV Shares is filed and declared effective under the Act or an exemption from the registration requirement of the Act is available,

                 (ii) MRV Shares are being acquired for investment for Elbit's own account and not with a view to sale or resale, distribution (as that term is defined in the Act) or transfer, or to offers in connection therewith. When the MRV Shares have been purchased and issued to Elbit , no other person will have a beneficial interest in the Shares.

                 (iii) MRV will affix a legend in substantially the following form to the certificates evidencing the MRV Shares:

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, pledged, hypothecated, donated, or otherwise transferred, whether or not for consideration, unless either the shares have been registered under said Act or an exemption from such registration requirement is a available. If the shares are to be sold or transferred pursuant to an exemption from the registration requirement, the Company may require a written opinion of counsel, satisfactory to counsel for Company, to the effect that registration is not required and that such transfer will not violate said Act or applicable state securities law.

         (c) On or before December 31, 1996, MRV shall file, and shall use its best efforts to cause to become effective, under the Act , a Registration Statement (the "Registration Statement"), with respect to the LC Shares and the Additional Shares (the "Registered Shares"), which shall provide for the
resale to the public  of any and all of the Registered Shares by Elbit   in
such manner as Elbit shall specify to MRV in writing. At all times beginning upon the effectiveness of the Registration Statement and ending at such time as Elbit shall have sold or otherwise disposed of all of the Registered Shares, MRV shall use its best efforts to maintain the Registration Statement in effect and shall use its best efforts to cause the prospectus contained therein (the "Prospectus") to be and remain current, so that (i) such Prospectus shall at no time contain an untrue statement of a material fact or omit to state a material fact required so as not to be misleading and (ii) Elbit may, in accordance with applicable law, make public offers, sales and other distributions of all of the Registered Shares by means of the Prospectus.

         (d) In the event that, at any time following December 31, 1996, the Registration Statement shall not be effective or the Prospectus shall not be current as provided in Section 2(b) hereof:

                 (i) Elbit shall have, with respect to the LC Shares, all of the rights provided in Section 2(a)(ii) hereof (including, without limitation, the right of drawdown under the letter of credit).

                 (ii)     At any time on or after January 15, 1997, Elbit
shall have, with respect to the Additional Shares, the right to cause MRV to
purchase from Elbit   within five (5) business days of Seller's notice all of
the Additional Shares then held by Elbit at a cash purchase price equal to the sum of (A) the per share price ascribed to such shares in Section 2(a)(iii) hereof and (B) interest on $6.3 million computed from January 1, 1997 to the date of such MRV purchase at the rate of .67% per month, or pro rata for any party thereof less any amount already realized by Elbit from the sale of Additional Shares. The Buyer has the right, at any time after Closing and prior to the sale of Additional Shares, to deliver amounts due according to Section 2(a)(iii) in exchange for all Additional Shares.

         (e)     (i)      MRV shall indemnify and hold Elbit harmless (and
every person who shall be deemed to control Elbit from and against any loss, cost, damage or expense of any nature whatsoever which such indemnified party may suffer or incur in the event that the Registration Statement (including the Prospectus) shall at any time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided however, that MRV shall not be liable to the extent that any such loss, damage or expense arises out of or is based upon an untrue statement or omission or alleged omission made in the Registration Statement (including the Prospectus), in reliance upon, and in conformity with, information relating to Elbit or its plan of distribution furnished to MRV for use in the preparation thereof.


                 (ii) Elbit shall indemnify and hold MRV harmless (and every person who shall be deemed to control MRV) from and against any loss, cost, damage or expense of any nature whatsoever which such indemnified party may suffer or incur in the event that the Registration Statement (including the Prospectus) shall at any time contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information relating to Elbit or its plan of distribution furnished to MRV for use in the preparation thereof.

         (f) In the event that the proceeds Elbit realizes from the sale of Additional Shares are less than $6.3 million plus interest thereon from January 1, 1997 to the date of sale at the rate of .67% per month, or pro rata for any part thereof, Buyer shall pay Elbit such difference within five (5) business days of receipt of written notification by Elbit of such sale. In the event that the proceeds Elbit realizes from the sale of Additional Shares are more than this amount, the trustee, mentioned in Subsection 2(a)(iii) above, shall pay to Buyer the excess within fifteen (15) days of receipt of such proceeds and shall sell the remaining Additional Shares in accordance with Buyer's instructions.

         (g) Buyer's obligations under Section 2(d)(ii) and 2(f) above shall be secured by the issuance to Elbit on or before Closing of MRV Shares the number of which shall be determined based on the average closing bid price of MRV Shares for the thirty (30) business days prior to Closing divided into $3.15 million. These MRV Shares shall be held by Argom Trustees (1992) Ltd., as trustee on behalf of Buyer and Elbit and shall be released to Elbit upon notification by Elbit to the trustee, no earlier than January 20, 1997, that Buyer has not fulfilled its obligations under Sections 2(d) (ii) or 2(f) of this Agreement. These MRV Shares shall be returned to Buyer upon notification to the trustee by Elbit that Elbit has realized a minimum of $6.3 million plus interest thereon from January 1, 1997 at the rate of .67% per month, or pro rata thereof.

         (h) If Elbit decides to sell 70,000 or more MRV Shares received hereunder in a single transaction, Elbit shall notify Buyer of its decision.
If fewer than 100,000 MRV Shares are to be sold, Buyer or its nominee shall have two (2) day in which to make an offer for such shares. If 100,000 or more MRV Shares are to be sold, Buyer or its nominee shall have four (4) days in which to make an offer for such shares. Such offer shall not be binding on Elbit and Elbit may, in its sole discretion, decide whether to accept or reject Buyer's offer. Without derogating from the foregoing, Elbit shall not sell such shares below the price offered by Buyer or its nominee.



SECTION 3.       TIME AND PLACE OF CLOSING

         The closing of the purchase and sale provided for in this Agreement (hereinafter the "Closing") shall be held at Elbit's office on September 26, 1996, at 17:00 which date may be deferred by Buyer or Seller (the "Closing Date"), but no later than September 29, 1996.

SECTION 4.       TRANSFER OF PURCHASED ASSETS

         (a) At the Closing, Seller shall deliver or cause to be delivered to Buyer possession and good and sufficient instruments of transfer transferring to Buyer title to all the Purchased Assets, free and clear of all liens, restrictions and encumbrances, and third party rights, subject to the provisions of Subsection 5(b). Such instruments of transfer (i) shall be in the form and will contain provisions consistent with the provisions hereof which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, and (ii) shall effectively vest in Buyer all right, title and interest in and to all the Purchased Assets. Without prejudice to Buyer's other remedies, in the event Seller cannot transfer a certain Purchased Asset at Closing, Seller shall provide Buyer with a specific power of attorney authorizing Buyer to effectuate the transfer of such asset.

         (b) At Closing, each Subsidiary shall deliver to Buyer resolutions of its Board of Directors and, if necessary, approval of its shareholders authorizing such Subsidiary to change its name so that it no longer includes the name "Fibronics". After Closing, Seller and Elbit shall have no right to the name "Fibronics" nor to any other trade name or name used in the past and/or being used currently by Fibronics and shall provide Buyer with any consents of Seller necessary for Buyer's use of such name, insofar as Seller has the right to so consent.



SECTION 5.       DELIVERY OF RECORDS AND CONTRACTS; FURTHER ASSURANCES; ACCESS.

         (a) At the Closing, subject to Subsection 5(b) below, Seller shall deliver or cause to be delivered to Buyer all of the Purchased Assets, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the Closing all of Seller's business records, books and other data relating to the Purchased Assets (except Corporate Records) and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Purchased Assets. For a period of six (6) years after Closing, or such longer period as may be reasonably requested by Elbit, upon written request of Elbit, Buyer or any successor thereto shall make or cause to be made available to Elbit, as the case may be, (i) all books and records, remaining in Buyer's possession or which Buyer is able to obtain, which are included in the Purchased Assets that are needed by Elbit or Seller or any successors or assigns and permit Elbit or Seller and its agents to inspect and copy such books and records and (ii) assistance in arranging discussions with officers, employees and agents of Buyer and its parent or affiliate companies on matters which relate to the Purchased Assets as previously used by Seller, provided that all such inspection or assistance shall be at the reasonable times as may be mutually agreed upon by Buyer and Elbit or Seller.

         (b) Subject to Section 12, if an attempted sale, conveyance, assignment, transfer or delivery of any of the Purchased Assets would be ineffective without the consent of any other person, and such consent has not been obtained on or before Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Purchased Asset if such assignment or attempted assignment would constitute a breach thereof or be
unlawful.   In such case, Seller shall use commercially reasonable efforts to obtain, as soon as practicable, the consent of each such person in all cases in which such consent is required, and Seller and Buyer will cooperate in any reasonable arrangement designed to enable Seller to perform its obligation hereunder, and to provide for the assumption by Buyer of the benefits and burdens, insofar as they have been assumed under this Agreement (the "Burdens"), of any such agreement. Nothing in this subsection 5(b) is intended to impose any additional cost or expense on Buyer. In the event, Buyer is unable to assume the benefits and Burdens of any agreement, Buyer shall not be required to pay costs and expenses associated therewith. Without derogating from Seller's obligation to transfer all of the Purchased Assets to Buyer in accordance with the terms of this Agreement, other than owing to the continued existence of liens or lack of consents (whereupon the provisions of Section 12 will apply) if Seller is unable to transfer to Buyer any material Purchased Asset within one year of Closing, Buyer and Seller shall appoint a mutually agreeable third party to determine if an adjustment to the Purchase Price is appropriate and, if so, in what amount; such adjustment will be considered as fulfillment of Seller's obligations toward Buyer in relation to the specific Purchased Asset.

         (c) From time to time after Closing, at the request of Buyer and without further consideration, Seller shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer after Closing, to the extent possible, each of the Purchased Assets.

         (d) Seller shall cooperate with Buyer to the extent reasonably possible during the transition period following the Closing. Buyer and Seller shall each designate two persons who will be primarily responsible for addressing issues which arise during the six months after Closing with respect to this Agreement.



SECTION 6.       USE OF MATAM PROPERTY

         For the six month period commencing at Closing, Seller shall permit Buyer to use the 2,016 square meters of office space located on the second floor of the Matam Property consistent with the term of the lease governing such property, at no cost to Buyer. Buyer shall have the option to vacate the Matam Property on or before the last day of the fourth month after Closing, in which case Seller shall refund to Buyer the sum of $80,000.



SECTION 7.       APPORTIONMENT

         Water and sewer use charges, Arnona, maintenance, telephone and any similar charges, if any, incurred in connection with the transfer of the Purchased Assets contemplated hereby, shall be apportioned and adjusted as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price.

The difference will be paid by cash transfer within sixty (60) days after the Closing and the said apportionment and adjustment will be made, within sixty
(60) days after Closing.



SECTION 8.       REPRESENTATIONS AND WARRANTIES OF SELLER

Each Subsidiary hereby represents and warrants to Buyer, as of the date hereof as follows:

8.1 Organization and Qualification of Subsidiaries. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation with full corporate power and authority to own and lease its properties and/or rights and to conduct its business in the manner and in the places where such properties are owned or leased and where such rights are owned or such business is currently conducted.

8.2 Authority of Subsidiaries. The Subsidiary has all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Subsidiary of this Agreement and the consummation by the Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Subsidiary, including shareholder approval, and no other action on the part of such Subsidiary is required in connection therewith. This Agreement, when executed and delivered, constitutes the valid and binding obligation of the Subsidiary, enforceable in accordance with its terms. The execution, delivery and performance by the Subsidiary of the transactions contemplated hereby, will not:

         (a) violate any provision of the Memorandum and Articles of Association of such Subsidiary;

         (b) violate any laws of any country or state or other jurisdiction applicable to the Subsidiary or require the Subsidiary to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except as disclosed in Schedule 8.6; or

         (c) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Subsidiary is a party, except for any such violations, breaches, defaults or other occurrences which would not prevent or delay in any material respect the Subsidiary from performing its obligations under this Agreement.


8.3      Status of Tangible Property

         (a) Owned Real Property. The Subsidiary does not own any real property.

         (b) Leased Real Property. Schedule 8.3(b) contains a complete and correct list of all real property leased by the Subsidiary (the "Leased Real Property"). True, complete and accurate copies of all leases or other agreements ("Leases") under which the Subsidiary leases Leased Real Property, together with all amendments thereto, are attached to the Schedule 8.3(b).
The Subsidiary represents and warrants that: (a) each such material Lease has been duly authorized and executed by such Subsidiary and is in full force and effect; and (b) the Subsidiary is not in default under any of such material Leases, nor has any event occurred which, with notice or passage of time, or both, would give rise to a default.


8.4 Financial Statements. Seller represents it has provided Buyer the following financial statements, copies of which are attached hereto as a part of Schedule 8.4 hereto:

         (a)     Audited financial statements for 1992 and 1993;

         (b) Condensed combined financial statements for 1994, 1995 and the first half of 1996.

Financial statements of 1995 and 1996 have been prepared in accordance with Elbit's standard accounting policy for its consolidated operations, which policy conforms with generally accepted accounting principles in the United States, to the extent applicable to proforma condensed financial statements, applied consistently during the periods covered thereby and present fairly in all material respects the financial condition of Seller's assets at the dates of said statements and the results of its operations for the periods covered thereby; provided, however, that none of the financial statements have footnotes required under generally accepted accounting principals and the June 30, 1996 financial statements are subject to normal year-end adjustments.


8.5      Absence of Certain Changes.  Since June 30, 1996 there has not been:

         (a) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or material assets other than in the ordinary course of business;

         (b) any damage, destruction or loss, whether or not covered by insurance, with respect to any material property or asset of the Subsidiary and having a material adverse effect on such property or asset;

         (c) any material obligation or liability of any nature incurred by the Subsidiary, whether absolute, contingent or otherwise, other than obligations and liabilities incurred in the ordinary course of business;

         (d) any material change in the compensation payable by the Subsidiary to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or

         (e) any material change in accounting methods or practices, credit practices, or collection policies used by the Subsidiary.


8.6 Consents and Approvals. Except as set forth in Schedule 8.6 hereto, to the best knowledge of the Subsidiary, the execution and delivery of this Agreement by the Subsidiary do not, and the performance of the transactions contemplated by this Agreement by the Subsidiary will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other person except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent or delay in any material respect consummation of the transactions contemplated by this Agreement, and (ii) would not otherwise prevent or delay the Subsidiary from performing its obligations under this Agreement in any material respect.

8.7 Intellectual Property. Schedule 8.7 hereto sets forth a true and correct list of all patents, patent applications, trademarks, trademark registrations and applications and registered copyrights owned by or licensed to the Subsidiary, other than retail software which the Subsidiary licenses for its own internal use (collectively, "Intellectual Property"). Except as set forth in Schedule 8.7 hereto, the Subsidiary owns or has a valid license to use all of the material Intellectual Property and has not licensed or granted the right to use such Intellectual Property to any other person. The Subsidiary has no knowledge of any infringement by others of any of its Intellectual Property. To the knowledge of the Subsidiary, the present business, activities and products of the Subsidiary do not infringe any Intellectual Property of any other person.

8.8 Litigation. There is no litigation against the Seller. To the knowledge of the Subsidiary, there is no governmental or administrative proceeding or investigation pending against the Subsidiary or, to the knowledge of the Subsidiary, threatened against such, which may have a material adverse effect on the conduct of the business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement or which would cause the assumption of an undisclosed liability by Buyer or a liability that has not been expressly assumed by Buyer in this Agreement.

8.9 Employee Litigation. To the best knowledge of the Subsidiary, there are no pending material claims, suits or other proceedings, alone or in the aggregate by present or former employees of the Subsidiary.

8.10 Material Contracts. Except for contracts, commitments, plans, agreements and licenses described in Schedule 8.10 hereto, the Subsidiary is not a party to or subject to:

         (a) any obligation under written contracts or agreements in an amount of $100,000 or more;

         (b) any contract with any sales agent or distributor of products of the Subsidiary, which is not subject to cancellation by Seller without penalty;

         (c) any contract or agreement which materially limits the ability of the Subsidiary to purchase, sell, or distribute products under the name "Fibronics" or any other tradename of Seller;

8.11 Compliance with Laws. The Subsidiary is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, foreign, state, municipal or other governmental authority which apply to the conduct of its business, and the Subsidiary has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

8.12 Employees; Labor Matters. The Seller employs approximately the number of employees set forth in Schedule 8.12 and generally enjoys a good employer-employee relationship. Next to the name of each employee is a description of such employee's current compensation including any loans or other special arrangement such employee has with the Subsidiary.

8.13 Use of Assets. To the best of Elbit's and the Subsidiary's knowledge, at the time of Closing, there is no material obstacle to the use by Buyer of the Purchased Assets in the manner used by such Subsidiary prior to Closing.

8.14     Broker's Fee.    To the best of Seller's knowledge, Seller has not
incurred or become liable for any broker's commission or fee relating to or in connection with the transactions contemplated by this Agreement.

8.15 Disclosure. No representation or warranty by the Seller in this Agreement or in any Schedule hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

8.16 Liens and Encumbrances. To the best of Seller's knowledge, except as disclosed in Schedule 8.16, there are no liens and encumbrances burdening the Purchased Assets. Attached hereto as Exhibit B is Elbit's letter to Buyer concerning the registered liens in favour of the State of Israel (numbered 5 and 11 in Annex A2 to Exhibit C).The information in Schedule 8.16 will only be disclosed by Buyer to persons with a need to know. The liens, except for the lien in favor of the Government of Israel, were granted to secure the monetary obligations referenced in Schedule 8.16.

8.17     Technology.      Each Subsidiary represents that it is transferring to
Buyer all technology which such Subsidiary owns or has owned during the period since January 1, 1995 and that it does not own and has not owned since such date any other technology that is not being transferred to the Buyer pursuant to this Agreement.

SECTION 9.       COVENANTS OF  SELLER

9.1 Conduct of Business. Between the date of this Agreement and the Closing Date, Seller shall conduct its business on in the ordinary course.

9.2 Access. Between the date of this Agreement and the Closing Date, Seller shall permit Buyer and its authorized representatives to have reasonable access at mutually convenient times to each Subsidiary's properties, assets, records, contracts and documents and furnish to Buyer or its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request.

9.3 Authorization from Others. Elbit and Seller shall use commercially reasonable efforts to obtain all material authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement not later than the Closing Date.

9.4 Cooperation of Seller. Elbit and Seller shall cooperate with all reasonable requests of Buyer and Buyer's counsel in connection with the consummation of the transactions contemplated hereby.

9.5 Audited Combined Financial Statements. Elbit and Seller shall deliver to Buyer audited financial statements of Seller, and of individual Subsidiaries as required by Buyer for fulfilling SEC filing requirements for 1994 and 1995 as soon as possible after execution of this Agreement with the consent of the auditors to include these audited financial statements and the auditors' unqualified opinions thereon as necessary in filings with the U.S. Securities and Exchange Commission. These financial statements will be prepared in accordance with Elbit's standard accounting policy for its consolidated operations, which policy conforms with generally accepted accounting principles in the United States, to the extent applicable to combined financial statements, applied consistently during the periods covered thereby and present fairly in all material respects the financial condition of Seller's assets and liabilities at the dates of said statements and the results of its operations
for the periods covered thereby.   In the event that Seller fails to deliver
these financial statements on or before November 1, 1996, Seller shall pay to
Buyer   agreed upon compensation of $500,000 for damages and costs to be incurred by Buyer. In the event Seller fails to deliver these financial statements on or before the 75th day after Closing, Seller shall pay to Buyer additional agreed upon compensation of $500,000 for damages and costs to be incurred by Buyer . Seller shall not be liable to pay such compensation in the event failure to deliver results from circumstances constituting "force majeure".

9.6 Interim Financial Statements. Elbit and Seller shall use their best efforts to provide Buyer, by October 31, 1996, with condensed interim financial statements for the period from January 1, 1996 to the Closing Date.

9.7 Accounts Payable to Suppliers. Elbit or Seller shall pay all amounts due suppliers for goods and services received prior to Closing when such amounts become due.

9.8 Liens. Elbit and Seller will do all acts required to release the liens referenced in Schedule 8.16.


SECTION 10.      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

10.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, operate or lease its properties and to conduct its business in the manner and in the places where such business is currently conducted.

10.2 Authority of Buyer. Buyer has all necessary authority and power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. The consent of Buyer's stockholders is not required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement do not, and the performance by Buyer of the transactions contemplated hereby will not:

         (a) violate any provision of the Articles of Incorporation or by-laws of Buyer;

         (b) violate any laws of the United States or Israel, or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made except as disclosed in Schedule 10.6 ; or

         (c) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party, except for any such violations, breaches, defaults or other occurrences which would not prevent or delay in any material respect Buyer from performing its obligations under this Agreement.

10.3 Litigation. There is no litigation or, to the knowledge of Buyer, governmental or administrative proceeding or investigation pending against Buyer or, to the knowledge of Buyer, threatened against Buyer, which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

10.4 Broker's Fee. To the best of Buyer's knowledge, Buyer has not incurred or become liable for any broker's commission or fee relating to or in connection with the transactions contemplated by this Agreement.

10.5 Sufficient Funds. Buyer has and will have funds sufficient to satisfy the sums due as set forth in this Agreement and to perform and discharge the Assumed Liabilities and Assumed Obligations.

10.6 Consents and Approvals. Except (a) as set forth in Schedule 10.6 hereto and (b) in connection with the performance of Buyer's obligations in
Section 2 concerning the MRV Shares, to the best knowledge of the Buyer, the execution and delivery of this Agreement by the Buyer do not, and the performance of the transactions contemplated by this Agreement by the Buyer will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other person except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent or delay in any material respect consummation of the transactions contemplated by this Agreement, and (ii) would not otherwise prevent or delay the Buyer from performing its obligations under this Agreement in any material respect.

10.7 Disclosure. No representation or warranty by the Buyer in this Agreement or in any Schedule hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement or a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.



SECTION 11.      COVENANTS OF BUYER

11.1 Consummation of Agreement. Buyer shall use commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

11.2 Provision of Financial Information. Buyer shall provide Seller with such financial information available to Buyer as any Subsidiary or Elbit may request for the purpose of allowing each Subsidiary to prepare financial reporting information required by any tax laws.

11.3     Consents.        Buyer shall use its best efforts to obtain all
consents required to consummate this Agreement, including those listed in
Schedule 10.6.

SECTION 12.      CLOSING MATTERS

12.1 In the event that the following consents approvals or discharges of liens ("Consents") have not been obtained by Seller or Elbit prior to Closing, a bank guarantee in the sum of US$ 2,000,000 (Two Million United States Dollars) will be provided by Elbit to Buyer (the "Guarantee") to secure the fulfillment by Seller and Elbit of their obligations to discharge all liens and to obtain the Consents, and the amount identified next to such Consent shall be withheld by Buyer from the Purchase Price paid by Buyer to Seller at Closing, and the Guarantee will be placed by Buyer in escrow and the said amounts will be placed by Buyer in the interest-bearing escrow account number 419257 at the First International Bank Ltd., Main Branch Tel-Aviv, Branch Number 046 with Argom Trustees (1992) Ltd. . (to be held pursuant to the instructions contained in Exhibit C hereto).

         Investment Centre of the Ministry of Industry
         and Trade                                                           US$1 million
         Bank letter to Companies Registrar confirming
         release of the liens and encumbrances registered
         in the name of such bank as described
         in Schedule 8.16                                                    US$9.24 million


Upon obtaining all such Consents, the Guarantee and the escrowed amounts with respect to such Consents will be passed to Elbit in accordance with the provisions of Exhibit C. If any of such Consents are not obtained within six months of the Closing Date, the Guarantee and the escrowed amount with respect to such Consents shall be passed to Buyer. Buyer will have the right to use such returned amount and the trade receivables due to Seller under this Agreement, in order to pay such reasonable amounts of money as are necessary in order to receive such Consents and to release the liens listed in Schedule 8.16, in whole or in part. Such receipt and releases will not derogate from Buyer's rights under this Agreement.

12.2 In the event Seller has not obtained the release of the lien held by the Government of Israel with respect to certain Purchased Assets in connection with benefits received from the Investment Center within six (6) months of Closing, Buyer shall be entitled to set off the amount required for Buyer to obtain such release against the trade receivables (as listed in Section 1.2(b)) payable to Seller pursuant to Section 14 .

12.3 Buyer will deposit the MRV Shares referenced in Subsection 2(g) with Argom Trustees (1992) Ltd. (to be held pursuant to the instructions contained in Exhibit D hereto).

12.4 At Closing, Buyer and Seller shall each deliver to the other a copy of the Board of Directors resolutions and, if necessary, shareholder approval, authorizing the execution of this Agreement and authorizing their respective signatories. Such resolutions and approval shall be certified by an attorney. The delivery of these resolutions must occur on or before Closing.

SECTION 13.      EMPLOYEES

13.1 Following execution by all parties of this Agreement, Seller shall provide Buyer the opportunity to interview all of Seller's employees. On or before October 8, 1996 Buyer shall deliver to Seller a list of the employees (the "Listed Employees") Buyer seeks to hire and Buyer shall have five (5) business days from October 8, 1996 in which to enter into employment agreements with the Listed Employees. The Listed Employees with whom Buyer enters into employment agreements (the "Selected Employees") shall cease to be employees of Seller as of the end of business on October 11, 1996.

Seller shall cooperate with Buyer as reasonably required in order to convince such Selected Employees to start employment with Buyer as of October 11th. Seller shall not incur any additional liability towards the Selected Employees caused by such cooperation with Buyer. It is agreed that Seller's liabilities towards the Selected Employees will be limited to the liabilities Seller has towards such Selected Employees as of the date they signed employment contracts with Buyer, or the date their employment was terminated, whichever was earlier.

At the request of Buyer and provided the Selected Employee has consented to such request, Seller shall transfer to Buyer for each Selected Employee all amounts due to such employee for termination of his employment with Seller according to law and according to Seller's contracts and policies. Such amounts will include the full amounts due for severance pay, accrued vacation, sick leave, pension funds and any other amounts due to such employee. Buyer shall assume all of Seller's undertakings to various banks which provided Selected Employees with loans according to the list of loans specified in
Schedule 13.1.

A list of all amounts due to and from each employee of Seller including amounts deposited by Seller and the employee in severance and pension funds and any other fund will be provided by Seller to Buyer at Closing.

Upon transfer by Seller to Buyer of all amounts due to each Selected Employee, Buyer will indemnify Seller against any claims concerning such employee up to the amount transferred by Seller to Buyer for such employee. Seller and Buyer will make their best efforts to obtain a written disclaimer from each Selected Employee prior to transfer of funds to Buyer.

Employees presently employed by Seller who will not be included in the list of Selected Employees will be considered for the purposes of this Agreement as continuing to be employed by Seller. Any amounts in dispute between Seller and Selected Employee in connection with the period prior to Closing Date of such Selected Employee shall be Seller's responsibility.


13.2 During the period ending three (3) months from the Closing Date, Seller and Elbit shall not employ any Listed Employee without Buyer's approval, which approval shall not be unreasonably withheld.

13.3 During the period ending twelve (12) months from the Closing Date, Seller and Elbit shall not employ any Selected Employee who resigns from his employment with Buyer or is terminated by Buyer without Buyer's approval, which approval shall not unreasonably withheld.

13.4 Any costs or expenses incurred by Seller as a result of the failure to provide any employee of the Seller with the prior notice of termination mutually agreed to by Buyer and Seller and, in no event, less than that required by law or Seller's policy, shall be borne in equal portions by Seller and Buyer, provided that such costs have actually been paid by Seller or Seller has incurred liability therefor prior to October 11, 1996.

13.5 During the six (6) months following Closing, Seller may hire employees terminated by Seller during the three (3) months preceding Closing only with Buyer's approval, which approval shall not be unreasonably withheld.

13.6 To the extent necessary to allow the employment of the Selected Employees by Buyer, Seller will not consider such employment as constituting a breach of the competition or confidentiality provisions of their respective employment contracts with Seller.

SECTION 14.      TRADE RECEIVABLES

14.1 It is specifically agreed that all of Seller's trade receivables constitute Excluded Assets and are not being transferred to Buyer. Buyer shall serve as Seller's agent for the purpose of collecting the trade receivables in the same manner as Buyer collects its own accounts receivable, but shall instruct debtors to make payment of such trade receivables in accordance with the instructions appearing in the relevant invoices.

14.2 For the purpose of this Section, trade receivables are those trade receivables listed in Schedule 1.2(b).

14.3 In consideration for this service, Elbit will pay Buyer a fee calculated as follows:

         (a) on the first $3,000,000 (Three Million United States Dollars) of trade receivables collected - 10% (ten percent);

         (b) On any amount above $3,000,000 (Three Million United States Dollars) of trade receivable collected - 20% (twenty percent).

14.4 Elbit will pay Buyer the above mentioned fees on the 15th day of the month following the end of the month in which the trade receivables were received or, if such day falls on a weekend, festival or national holiday, upon the first working day thereafter.

14.5 Elbit will furnish Buyer with a bank guarantee issued by Bank Leumi Le-Israel BM or Bank Hapoalim Ltd. in the sum of $500,000 (Five Hundred Thousand United States Dollars), which will expire 6 (six) months following the Closing Date. In the event that Elbit delays payment of any fees due as aforesaid beyond 30 (thirty) days after their payment due date, Buyer will be entitled to draw down under the bank guarantee such sum up to an aggregate amount of $100,000 (One Hundred Thousand United States Dollars) per calendar month.



SECTION 15.      FDDI TO ATM TECHNOLOGY

At the Closing, Buyer shall grant to Elbit a perpetual, worldwide, transferable, non-exclusive, royalty-free license to use the FDDI to ATM bridge technology (ATM including LAN emulation, bridge including spanning tree, and FDDI dual attachment) ("FDDI/ATM Technology") for stand-alone systems and products. Elbit shall be entitled to freely apply and develop such technology for whatever purpose and the fruits of such activities will be the sole property of Elbit. Elbit shall retain the use and any rights to use software products acquired by Seller for the purpose of development of ATM products prior to Closing and transferred as part of the Purchased Assets, to the extent that Elbit's continued use does not violate the terms of the licenses governing such software. If Seller's continued use violates the terms of such licenses, Seller may procure such licenses at its own expense.



SECTION 16.      MEMPSA

The Manufacturing, Engineering and Material Procurement Services Agreement ("MEMPSA") between Elbit and Fibronics Ltd., which is to be assigned by Elbit to Elbit Systems Ltd. ("ESL") in the framework of the current reorganization of Elbit, will be transferred as part of the Purchased Assets and continue in full force and effect for a period of at least 6 months following the Closing. Thereafter, Buyer and ESL shall each be entitled to cancel the MEMPSA in accordance with its terms, provided that written notice of termination may be given only after this six (6) month period after Closing. Buyer shall be entitled to receive on-the-job training for 2-3 persons on the performance of final acceptance tests. Elbit shall use its best efforts to see that MEMPSA is performed in accordance with its terms.



SECTION 17.      CONSENT OF GOVERNMENT AUTHORITIES

The parties declare that they are aware of the fact that certain transactions contemplated herein require the consent of the Agencies and certain government authorities and other consents listed in Schedules 8.6 and 10.6 hereto. The parties and Elbit shall use their best efforts to obtain such consents as soon as possible including submission of any reasonably necessary documents. To the extent that such consents are not obtained prior to Closing, Buyer and Seller shall cooperate in any reasonable arrangement designed to effectuate this Agreement to the extent permitted by law until such consents are obtained and the Agreement can be fully implemented. In the event after Closing, Seller receives payments due Buyer from government Agencies, Seller shall pay such amounts to Buyer within fifteen (15) days of receipt.

SECTION 18.      INDEMNIFICATION

18.1 Indemnification of Seller and Elbit. From and after the Closing, each of Seller and Elbit, jointly and severally, will reimburse, indemnify and hold harmless Buyer and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

         (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser party that result from, relate to or arise out of:

                 (i) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to this Agreement;

                 (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigation against any Indemnified Purchaser Party that relate to Seller or the business of Seller in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement; or

                 (iii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

         (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 18.


18.2 Limitations on Indemnification by Elbit and Seller. Notwithstanding the foregoing, the rights of Buyer to indemnification under this Agreement shall be subject to the following provisions:

         (a) No indemnification shall be payable to Buyer by Elbit or Seller pursuant to Section 18 unless the total of all claims for indemnification pursuant to Section 18 shall exceed US$150,000 in the aggregate, whereupon only the amount of such claims in excess of the foregoing threshold amount shall be recoverable in accordance with the terms hereof; and

         (b)     No indemnification shall be payable to Buyer pursuant to
Section 18 unless Buyer has notified Elbit and Seller of such indemnification claim on or before the second anniversary of the Closing Date.


18.3 Indemnification by Buyer. Buyer agrees to indemnify and hold Elbit and each Subsidiary harmless from and against any damages, liabilities, losses, costs and expenses (including, without limitation, reasonable fees of counsel incurred in connection with investigating, defending against or settling any such claims) resulting from (i) any breach of any representation, warranty or covenant made by Buyer in this Agreement, (ii) any failure by Buyer to perform and discharge any of the Assumed Liabilities or Assumed Obligations as set forth in this Agreement, including, without limitation, any liability arising out of or due to the failure of Buyer to perform and discharge any contract or agreement assigned to and assumed by Buyer under this Agreement or (iii) any activities of Buyer after the Closing, whether arising out of the operation of the Business or the ownership or use of the Purchased Assets after the Closing, including, without limitation, claims relating to environmental matters due to or arising out of such activities, ownership or use.

18.4 Limitations on Indemnification by Buyer. Without derogating from the provisions of Sections 1.3 and 1.4, the rights of Elbit and the Subsidiaries to indemnification under this Agreement shall be subject to the following provisions:

         (a) No indemnification shall be payable to Elbit or the Subsidiaries by Buyer pursuant to Section 18 unless the total of all claims for indemnification pursuant to Section 18 shall exceed US$150,000 in the aggregate, whereupon only the amount of such claims in excess of the foregoing threshold amount shall be recoverable in accordance with the terms hereof; and

         (b) No indemnification shall be payable to Elbit or the Subsidiaries pursuant to Section 18 unless Elbit or the Subsidiaries have notified Buyer of such indemnification claim on or before the second anniversary of the Closing Date.

18.5 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, such party shall give notice thereof in writing to the indemnifying party. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense. If within 20 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, be entitled to undertake the defense of such claim, liability or expense (with counsel selected by the indemnified party), and shall have the right to compromise or settle the same (exercising reasonable business judgment).

18.6 Limitation on Remedies. It is specifically understood and agreed that in the event a misrepresentation or breach of warranty or covenant is discovered by Buyer after the Closing, Buyer's remedies shall be limited solely to the indemnification set forth in this Section 18 of this Agreement. All other cases of breach shall be subject to the provisions of the Law of Contracts - Remedies, 1970.



SECTION 19.      BUYER'S EXAMINATION

Buyer acknowledges that:

         (a) Buyer and its agents have, to the best of Buyer's knowledge, received or been given access to such information requested by Buyer in connection with its determination to enter into this Agreement and consummate the transactions contemplated herein, and all such information has been reviewed by Buyer, and its agents.

         (b) No representation or warranty is being made by Seller as to the future operations or prospects of Seller's former business and Buyer is not relying on any of Sellers forecasted information or plans.



SECTION 20.      LIMITED NON-COMPETITION

Following the Closing, Elbit and its subsidiaries and Seller shall not produce or sell any proprietary software or hardware developed by Seller prior to Closing and transferred to Buyer as part of the Purchased Assets for a period of 18 months from the date of Closing. Notwithstanding the above, Elbit and its subsidiaries and Seller shall not be restricted in any way from developing, using and selling any software or hardware which serves a similar or identical function to the proprietary software or hardware described above, but which is not based on proprietary know-how transferred as part of the Purchased Assets.



SECTION 21.      INFRASTRUCTURE SERVICES

Buyer will procure from Elbit all the infrastructure services provided by Elbit to its employees immediately prior to the Closing Date as they may be amended from time to time. Buyer will be entitled to cancel all or any part of such infrastructure services upon giving Elbit two (2) weeks prior notice. Elbit will be entitled to cease providing such infrastructure services upon giving Buyer three months prior notice. Elbit will invoice Buyer quarterly for the costs and expenses of providing such infrastructure services.

SECTION 22.      MISCELLANEOUS

22.1 Joint and Several Responsibility. Elbit will be responsible jointly and severally with Seller for performance of Seller's obligations in Sections 1.3(d), 1.4, 2(e), 4(a), 4(b), 5(a), 5(c), 5(d), 6, 8, 9, 12.2 and 13.

22.2     Fees and Expenses

         (a) Each party will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including, without limitation, any broker's commission or finder's fee incurred by such party.

         (b) Each party shall pay all costs and fees or taxes incurred by such party, whether at or subsequent to the Closing, in connection with the transfer of the Purchased Assets as contemplated by this Agreement. Buyer shall pay to Seller at Closing any VAT and any sales or similar tax which Seller is required to collect from Buyer in connection with this Agreement, against an appropriate invoice by way of cheque dated upon the VAT due date.

         (c) All income taxes resulting from the sale of the Purchased Assets by Seller shall be Seller's obligation. Any taxes, fees, customs duties or VAT levied on the Purchased Assets for the period prior to Closing shall be Seller's obligation.


22.3 Governing Law. This Agreement shall be construed under and governed by the laws of Israel without regard to its conflict of laws provisions.

22.4 Jurisdiction. The competent court in Haifa shall have sole jurisdiction over this Agreement.

22.5 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission or overnight courier, upon receipt, or if sent by registered or certified mail, on the date on which receipt is acknowledged. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

       To Seller and Elbit:     Elbit Ltd.
                                The Advanced Technology Center
                                P.O. Box 539,
                                Haifa 31053, Israel
                                Attn.: Chief Executive Officer

       To Buyer:                MRV Communications Inc.
                                8943 Fullbright Ave., Chatsworth, CA 91311, USA
                                Attn.: Edmund Glazer

Any notice given hereunder may be given on behalf of any party by counsel to such party or other authorized representatives.

22.6 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including the MOU signed on September 6, 1996; no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits.

22.7 Schedules and Exhibits. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

22.8 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

22.9 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

22.10 Publicity and Disclosures. Subject to the requirements of applicable law, no press releases or public disclosures, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party hereto without the prior knowledge and written consent of Buyer and Elbit.

22.11 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the businesses of Seller or Buyer which shall have been furnished by Buyer or Seller to the other party in connection with the transactions contemplated hereby shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

22.12 Preamble. The preamble to this Agreement shall constitute an integral part of this Agreement.

22.13    Assignment.      Buyer may assign its rights under this Agreement
provided that Buyer shall remain fully liable for all of its liabilities and obligations hereunder.




IN WITNESS WHEREOF, THE PARTIES HAVE HEREUNTO SET THEIR HAND UPON THE DATE FIRST ABOVE WRITTEN.

FIBRONICS LTD.                             MRV COMMUNICATIONS INC.

By:      _____________________             By:     ______________________

Title:   _____________________             Title:  ______________________

Sig:     _____________________             Sig:    ______________________



ELBIT LTD.  S.R.L.                         FIBRONICS INTERNATIONAL INC.

By:      _____________________             By:     _____________________

Title:   _____________________             Title:  _____________________

Sig:     _____________________             Sig:    _____________________


FIBRONICS EUROPE GMBH                      FIBRONICS ITALIA S.R.L.

By:      _____________________                     By:      _________________

Title:   _____________________                     Title:____________________

Sig:     _____________________                     Sig.:_____________________


FIBRONICS BENELUX B.V.                     FIBRONICS (U.K.) LTD.

By:      _____________________                     By:      ___________________

Title:   _____________________                     Title:   ___________________


Sig:     _____________________                     Sig:     ___________________

FIBRONICS TELECOMMUNICATIONS (1991) LTD.

By:      _____________________

Title:   _____________________

Sig:     _____________________

                                  Schedule 1.1


Intangible Assets:

1.       All Intangible Assets in all areas of the world:
         including but not limited to: technology-in-progress title to the user rights in the names of the Subsidiaries; title to the ownership rights in their goodwill and trade marks; trade names; merchandise marks and brand names, including names which the Subsidiaries have the right to use by virtue of agreements; technological know-how owned and used by the Subsidiaries; production files, patents registered or applied for in favor of the Subsidiaries; copyrights; customer lists; customer agreements; intellectual property rights; trade secrets; exclusive right for the manufacture and sale of the Subsidiaries' products; marketing rights; distribution rights; leasing rights; employment rights; service contracts.

2. All of Elbit's rights and obligations under that certain agreement between Elbit and Seller relating to research and development effective January 1, 1994.


Tangible Assets:

3.       All inventory in all areas of the world:
         including all raw materials, work-in-process and finished goods at all locations including but not limited to: Elbit locations; locations of the Subsidiaries, and outside contractors; in transit; on loan to customers.

4.       All Property & Equipment in all areas of the world:
         including but not limited to all fixed assets, machinery, equipment, vehicles, furniture, fixtures, computers, software, test equipment, production lines, production and development testing equipment.

5. All prepaid expenses as reflected on the Seller's balance sheet at time of Closing, except as excluded under Section 1.2.

6. All loans extended to Seller's employees prior to Closing (except for share loans).

                                  Schedule 8.6


     1.    Bank of Israel approval, if necessary - Seller

     2.    Office of Chief Scientist  approval - Seller and Buyer

     3.    Investment Authority consent - Seller

     4.    The Canada-Israel Industrial Research and Development Foundation -
           Seller

     5.    Fund for the Advancement of Marketing - Seller

     6.     Antitrust Authority, if necessary - Buyer

     7. Releases of liens on the assets of the Subsidiaries and Seller by all banks holding such liens

     8.    Board of Directors resolution of each Seller and Buyer

     9.    Subsidiaries shareholders' approval

     10.   Transfer deeds of all Purchased Assets, if necessary - Seller,.

     11. Consents to registration by Buyer of companies by the name Fibronics anywhere in the world - Seller

                                   Exhibit B


To: MRV Telecommunications, Inc.


Dear Sirs,


Re:      Fibronics Ltd.


We hereby confirm that, to the best of our knowledge and belief, having made reasonable enquiry, Fibronics Ltd has done everything in order to satisfy the requirements of the State of Israel in order to allow the State of Israel to order the release and removal of the two registered liens in its favour that appear as items 5 and 11 in Annex A2 to Exhibit C to the Asset Purchase Agreement to which this letter is appended as Exhibit B.



Yours faithfully,


Elbit Ltd.


Y. Baruchi, CEO


Yours

                                AMENDMENT NO. 1

                                       TO

                           SALES AGREEMENT NO. 017-95

                                 By and Between

            The Buyer, as defined in Annex 1 of the Sales Agreement
                                of the one part

                                      And

           The Company, as defined in Annex 2 of the Sales Agreement
                  (hereinafter the "Seller") of the other part

WHEREAS, the Buyer and the Seller entered into Sales Agreement No. 017-95 (the "Sales Agreement"); and

WHEREAS, the Buyer and the Seller desire to add to the Sales Agreement as provided in this Amendment No. 1, by the addition of one 105mm Battalion System, one meteorological station and additional spare parts (collectively the "Amendment No. 1 Items").


NOW, THEREFORE, the Buyer and the Seller hereby agree to amend the Sales Agreement as follows:

1. A new Attachment C-1, as attached hereto, is added to the Sales Agreement to increase the total program price by US$2,322,000 to a total of $9,777,000 in consideration for supply of the Amendment No. 1 Items. Exhibit 1 to Attachment C-1 contains the prices for the Amendment No. 1 Items, and Exhibit 2 to Attachment C-1 contains the Payment Schedule and Milestones for the Amendment No. 1 Items.

2. A new Attachment, as attached hereto, E/SOW-ACCS rev. 03 for M2A1 Battalion RD-GOGO 20-00 is added with respect to the Amendment No. 1 Items.

3. A new Attachment F, as attached hereto, Technical Specifications-ACCS rev. 03 for M2A1 Battalion RD-GOGO 21-00 is added with respect to the Amendment No. 1 Items.

4. All other provisions of the Sales Agreement shall remain in full force and effect.

5. This Amendment No. 1 shall become effective upon signature by the Buyer and by the Seller.

IN WITNESS WHEREOF, the parties have hereunto duly executed this Amendment no. 1 as of the date set forth below.

BUYER                                              SELLER

By:      ________________                          By: _______________

Date:    ________________                          Date:______________






                                       1a